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FORM 5                                                     OMB APPROVAL
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                                                    OMB Number:       3235-0362
                                                    Expires:     April 30, 1997
                                                    Estimated average burden
                                                    hours per response......1.0
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                                U.S. SECURITIES AND EXCHANGE COMMISSION
                                         WASHINGTON, D.C. 20549

/ / Check box if no         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    longer subject to
    Section 16. Form         Filed pursuant to Section 16(a) of the Securities
    4 or Form 5                              Exchange Act of 1934,
    obligations may                  Section 17(a) of the Public Utility
    continue. See            Holding Company Act of 1935 or Section 30(f) of
    Instruction 1(b)                    the Investment Company Act
/ / Form 3 Holdings                                of 1940
    Reported
/ / Form 4
    Transactions
    Reported

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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Carey         William          P.             Carey Diversified LLC "CDC"                   Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (Specify
    525 Park Avenue                               Person (Voluntary)           12/31/98         ----        title ---       below)
-------------------------------------------                               -------------------               below)
                 (Street)                                                 5. If Amendment,
                                                                             Date of Original
    New York        NY               10021                                   (Month/Year)              ------------------------
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  (City)           (State)           (Zip)
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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
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Listed Shares                     7/15/98        P4      1,474     A          $20.80                              D
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Listed Shares                    10/15/98        P4      1,503     A          $20.80        756,100(1)            D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                                    (Print or Type Responses)         SEC 2270(3/91)

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FORM 5 (CONTINUED)
 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount of
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares

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                             9. Number of           10. Ownership               11. Nature of
                                Derivative              of Derivative               Indirect
                                Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Month                (Instr. 4)
                                (Instr. 4)

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Explanation of Responses:

(1) Includes 58 shares acquired in July and October 1998 through Carey Diversified LLC's dividend reinvestment plan.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.     /s/ William P. Carey           2/10/99
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                                     Page 2
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